Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

July 20, 2006

Cass Information Systems, Inc. Posts

35% Increase in 2nd Quarter 2006 Earnings

Acquires NTransit, Inc. to Enhance Transportation Information Services

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported second quarter 2006 earnings of $.62 per fully diluted share, a 35% increase over the $.46 per fully diluted share it earned in the second quarter of 2005. Net income for the current period was $3,535,000 compared to $2,584,000 in 2005.

Earnings from continuing operations were $.65 per fully diluted share in the second quarter, a 38% increase over the $.47 per fully diluted share earned from continuing operations in the same period of 2005. Net income from continuing operations was $3,724,000 and $2,610,000 respectively. (Cass sold the business and assets of a wholly-owned subsidiary, Government e-Management Solutions (GEMS), in the fourth quarter of 2005. GEMS’ assets, liabilities and results are shown as discontinued operations.)

NTransit’s “Unlock™” Service: A Boon for Parcel Shippers

On July 7, 2006 Cass acquired NTransit, Inc., a company whose “Unlock™” service provides auditing and expense management of parcel shipments, saving money for companies that use such national carriers as UPS, Federal Express and DHL. The acquisition of the Wellington, Kansas-based firm strengthens the industry-leading position of the company’s transportation information services division, which typically pays more than $14 billion in freight invoices for major health care, manufacturing, food and chemical companies. Financial terms were not disclosed.

“There has been tremendous growth in parcel shipping – a unique segment of the transportation industry that requires specialized services and expertise. This acquisition positions Cass to offer the market significant savings and meaningful improvement in the management of their parcel shipments by applying the proprietary protocols developed by NTransit,” stated Lawrence A. Collett, Cass chief executive officer and chairman.

2006 2nd Quarter Recap

Payment and processing fees increased 12% or $1,069,000 compared to the year-earlier period, as transportation invoices were up 12% and dollar volume rose 26% due to new business and heightened activity from existing accounts. Utility invoices processed were up 14%.

Net investment income increased 25% or $1,937,000 due mainly to growth in funds generated from processing activities and to the rise in prevailing interest rates.

Operating expenses were up 10% or $1,245,000 largely as a result of higher employee costs related to transaction growth.

Six-Month 2006 Results

For the six months ended June 30, 2006, the company earned $1.35 per fully diluted share from continuing operations, a 36% increase from the $.99 per fully diluted share reported for the same period in 2005. Net income from continuing operations was $7,676,000, 38% higher than the $5,561,000 earned in 2005. Revenue rose $5,958,000 or 17% compared to the first six months of 2005 due to increased processing volumes, fee revenues and investment income.

Operating expenses were up 10% or $2,527,000 in the six-month year-over-year period, mainly due to the increase in salaries and benefits required to support processing growth.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2006 and 2005:

	Quarter Ended 6/30/06	Quarter Ended 6/30/05	Six Months Ended 6/30/06	Six Months Ended 6/30/05
Transportation Invoice Volume	6,163	5,518	12,157	10,673
Transportation Dollar Volume	$3,624,224	$2,869,289	$7,074,300	$5,437,379
Utility Transaction Volume	1,593	1,401	3,096	2,804
Utility Dollar Volume	$1,275,735	$989,180	$2,649,950	$2,018,415
Payment and Processing Fees	$9,806	$8,737	$19,494	$17,329
Net Investment Income	9,710	7,773	19,201	15,099
Gain on Sales of Debt Securities	—	—	—	547
Other	548	546	1,326	1,088

Total Revenues	$20,064	$17,056	$40,021	$34,063

Salaries and Benefits	$10,267	$9,485	$20,537	$18,680
Occupancy	485	508	940	944
Equipment	743	716	1,396	1,430
Other	2,789	2,330	5,280	4,572

Total Operating Expenses	$14,284	$13,039	$28,153	$25,626

Income from Continuing Operations before Income Taxes	$5,780	$4,017	$11,868	$8,437
Provision for Income Taxes	$2,056	$1,407	$4,192	$2,876

Net Income from Continuing Operations	$3,724	$2,610	$7,676	$5,561

Income (Loss) from Discontinued Operations net of Income Taxes	$(189)	(26)	(189)	(210)

Net Income	3,535	$2,584	$7,487	$5,351

Average Earning Assets	$737,203	$680,850	$740,320	$672,765
Net Interest Margin	5.49%	4.82%	5.52%	4.78%
Allowance for Loan Losses to Loans	1.19%	1.17%	1.19%	1.17%
Non-performing Loans to Total Loans	.30%	.13%	.30%	.13%
Net Loan Charge-offs to Loans	.01%	—	.05%	.08%
Provision for Loan Losses	$150	$200	$300	$400
Non-performing Loans	$1,582	$658	$1,582	$658
Basic Earnings per Share (EPS) from Continuing Operations	$.67	$.48	$1.38	$1.01
Basic EPS from Discontinued Operations	(.03)	(.01)	(.03)	(.04)

Basic Earnings per Share	$.64	$.47	$1.35	$.97

Diluted EPS from Continuing Operations	$.65	$.47	$1.35	$.99
Diluted EPS from Discontinued Operations	(.03)	(.01)	(.03)	(.04)

Diluted Earnings per Share	$.62	$.46	$1.32	$.95

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $16 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. On June 30, 2006, Cass became part of the reconstituted Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2005.

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